Exhibit 10.3

Execution Version

STOCKHOLDER AGREEMENT

by and between

CALIFORNIA RESOURCES CORPORATION

and

THE STOCKHOLDER PARTY HERETO

July 1, 2024

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2024 by and between California Resources Corporation, a Delaware corporation (the “Company”), and CPP Investment Board Private Holdings (6), Inc., a Canadian corporation (the “Stockholder”), and each other Person who after the date hereof becomes a party hereto.

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February 7, 2024 (the “Merger Agreement”), among the Company, Petra Merger Sub I, LLC, Petra Merger Sub C, LLC, Petra Merger Sub O, LLC, Petra Merger Sub O2, LLC, Petra Merger Sub O3, LLC, each a Delaware limited liability company and a wholly-owned subsidiary of the Company, Petra Merger Sub S, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, IKAV Impact USA Inc., a Delaware corporation, CPPIB Vedder US Holdings LLC, a Delaware limited liability company, Opps Xb Aera E CTB, LLC, a Delaware limited liability company, Opps XI Aera E CTB, LLC, a Delaware limited liability company, Green Gate COI, LLC, a Delaware limited liability company, and solely for purposes of the Member Provisions (as defined in the Merger Agreement), IKAV Impact S.a.r.l., a Luxembourg corporation, Simlog, Inc., a Delaware corporation, IKAV Energy Inc., a Delaware corporation, CPP Investment Board Private Holdings (6), Inc., a Canadian corporation, OCM Opps Xb AIF Holdings (Delaware), L.P., a Delaware limited partnership, Oaktree Huntington Investments Fund II AIF (Delaware), L.P. – Class C, a Delaware limited partnership, OCM Opps XI AIV Holdings (Delaware), L.P., a Delaware limited partnership, and OCM Aera E Holdings, LLC, a Delaware limited liability company, the Company issued the Securities to the Stockholder; and

WHEREAS, the parties hereto desire to enter into an agreement to provide for certain rights and obligations associated with ownership of the Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Merger Agreement, except that the terms set forth below are used herein as so defined:

“Activist” means, as of any date of the applicable Transfer, any Person or any Affiliate of any Person that is identified in the most recently available “SharkWatch 50” list (or, if “SharkWatch 50” is no longer available, the then-prevailing comparable list, as reasonably determined by the Company in good faith).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; it being understood that, with respect to a Holder or any of its Affiliates, (x) “Affiliate” does not include any portfolio company of a Holder or any of its Affiliates other than for purposes of Section 5.2 and (y) for purposes of this Agreement, the Company and its subsidiaries shall not be deemed to be an Affiliate of any Stockholder or such Stockholder’s Affiliates. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Authority” means any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or self-regulatory body (including any domestic or foreign securities exchange).

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act. “Beneficial Ownership” has a correlative meaning.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a day on which the SEC is closed.

“Capital Stock” means any and all shares of Common Stock, preferred stock or other forms of equity authorized and issued by the Company (however designated, whether voting or non-voting) and any instruments convertible into or exercisable or exchangeable for any of the foregoing (including any options or swaps).

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“CPPIB” means Canada Pension Plan Investment Board.

“CPPIB Sustainable Energies Group” means the Sustainable Energies Investment group of CPPIB and any successor group(s) of the Sustainable Energies Investment group of CPPIB that result(s) from any CPPIB internal reorganization or group or department name change.

“Derivative Securities” means options, warrants, rights to purchase Capital Stock, or any securities that are exercisable, convertible or exchangeable for Capital Stock.

“Director” means a member of the board of directors of the Company.

“Holder” means the Stockholder and any of its permitted transferees, so long as such Person is a holder or owner of any Securities.

“NYSE” means the New York Stock Exchange.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof.

“Qualifying Nominee” means, in respect of a Stockholder Nominee, a natural person who, in the good faith determination of the Board or the Governance Committee: (i) is suitable to serve on the Board in accordance with the customary standards of suitability for directors of NYSE-listed companies; (ii) is not prohibited from serving as a director pursuant to any rule or regulation of the U.S. Securities and Exchange Commission or any national securities exchange on which the Securities are listed or admitted to trading; and (iii) is not subject to any order, decree or judgment of any Authority prohibiting service as a director of any public company.

“Permitted Parties” means (a) the full-time members of the formal investment or equivalent committee of CPPIB responsible for the oversight of a Holder’s investment in the Company and (b) (i) internal compliance, legal, accounting, tax, insurance and other personnel of a Holder (clauses (a) and (b)(i), collectively, “Internal Permitted Parties”), and (ii) external compliance, legal, accounting, tax and other professional advisors of a Holder or its Affiliates who are bound by an obligation of confidentiality to the Holder or its Affiliate (either in the course of their professional duties or pursuant to a customary confidentiality agreement) (clause (b)(ii), collectively, “External Permitted Parties”), in each case with respect to clauses (a) and (b), who have a need to review information in order to perform the proper functions of their employment or duties to CPPIB.

“Restricted Party” means CPPIB Sustainable Energies Group but excludes (a) any other investment department and/or group within CPPIB that is not the CPPIB Sustainable Energies Group (including, for the avoidance of doubt, CPPIB itself), (b) any and all CPPIB portfolio companies, and (c) any CPPIB employee located in an international office of CPPIB (outside of Toronto, New York, London and Sydney) who are members of CPPIB Sustainable Energies Group in addition to other investment departments and/or group; provided, that in each case of clause (a) and clause (b), that such other department or group or portfolio company is not acting at the direction of or in coordination with any Restricted Party with respect to the Company or in connection with a Holder’s interest therein; provided further, that in the case of clause (c), that such individuals are not acting at the direction of the CPPIB Sustainable Energies Group or in support of an investment to be approved by the CPPIB Sustainable Energies Group investment committee.

“SEC” means the U.S. Securities and Exchange Commission (or any successor agency).

“Securities” means the shares of Common Stock issued to the Stockholder pursuant to the Merger Agreement and any securities issued or issuable with respect to such Common Stock by way of reclassification, dividend or distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise.

“Standstill Termination Date” means the first date on which (a) the Stockholder, together with its Affiliates, no longer owns at least 7.5% of the issued and outstanding Common Stock calculated on a fully diluted basis and (b) no Stockholder Nominee designated by the Stockholder is serving on the Board and the Stockholder either is no longer entitled to, or has irrevocably waived, the right to appoint a Stockholder Nominee under Section 4.2(a).

“Stockholder Threshold” means, at any time of determination, 14.9% of the issued and outstanding Common Stock calculated on a fully diluted basis.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, Securities.

ARTICLE II

TRANSFER RESTRICTIONS

Section 2.1 Transfer Restrictions. Until the Standstill Termination Date, each Holder shall not, without the prior written consent of the Company, Transfer all or any part of the Securities or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in dividends from the Company pursuant thereto, to an Activist; provided, however, that this Section 2.1 shall not restrict or limit any Transfer of the Securities (a) to an Affiliate of such Holder or (b) in an open market transaction effected through a broker-dealer or to a broker-dealer in a block trade, so long as such broker-dealer transferee is purchasing such securities in such block trade for its own account and makes block trades in the ordinary course of its business, or in a underwritten offering, and in each case under this clause (b), to such Holder’s knowledge, the ultimate transferee in such Transfer is not an Activist. Any purported Transfer in violation of this Section 2.1 shall be null and void ab initio.

ARTICLE III

STANDSTILL

Section 3.1 Standstill. Each Holder hereby agrees that, from the Closing Date until the Standstill Termination Date, unless an exemption or waiver is otherwise approved in advance in writing by the Board, such Holder shall not, and shall cause the Restricted Party not to:

(a) purchase or otherwise acquire, offer or propose to acquire, or solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, Beneficial Ownership of any Capital Stock or any Derivative Securities (excluding shares and securities received by way of stock dividend, stock reclassification or other distributions or offerings made available on a pro rata basis to the Company’s stockholders) if, after giving effect thereto, the Holders and the Restricted Party would collectively Beneficially Own, in the aggregate, an amount of Capital Stock, including any Derivative Securities on an as-exercised, converted or exchanged basis, as applicable, in excess of the Stockholder Threshold; provided, however, that, if as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, the Holders and the Restricted Party collectively Beneficially Own, in the aggregate, an amount of Capital Stock, including any Derivative Securities on an as-exercised, converted or exchanged basis, as applicable, in excess of the Stockholder Threshold, the Holders and the Restricted Party shall not be in violation of this Section 3.1(a) so long as the Holders and the Restricted Party do not take any of the actions referred to in the first clause of this Section 3.1(a);

(b) make, or in any way participate in, directly or indirectly, alone or in concert with others (including by or through any group), any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote Common Stock or other Capital Stock of the Company or to provide or withhold consents with respect to Common Stock or other Capital Stock of the Company, whether subject to or exempt from the proxy rules, or seek to advise or influence any Person or entity with respect to the voting of, or the providing or withholding consent with respect to, any Common Stock or other Capital Stock of the Company; provided, however, that the foregoing will not be deemed to restrict or limit in any manner in which any of the Holders or the Restricted Party votes any of its respective shares of Common Stock or Capital Stock, directly or by proxy, subject to compliance with the other terms and conditions of this Agreement;

(c) except as permitted by Section 3.2, either directly or indirectly in concert with others (including by or through any group) make any offer with respect to, or make or submit a proposal with respect to, or ask or request any other Person to make an offer or proposal with respect to, any transaction that would, if consummated, be reasonably likely to result in a change of control of the Company, including a merger, business combination, restructuring, reorganization, recapitalization, tender or exchange offer or asset disposition involving the Company or any of its Affiliates; provided, however, that the Holders and the Restricted Party shall be permitted to (i) vote on any such transaction in accordance with the terms and conditions of this Agreement and (ii) tender into any tender offer or exchange offer not commenced by a Holder or the Restricted Party if either (A) the Board recommends (by majority vote) that the stockholders of the Company tender their shares in response to such offer or does not recommend against the tender offer or exchange offer within 10 Business Days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities laws or (B) the Board later publicly recommends (by majority vote) that the stockholders of the Company tender their shares in response to such offer;

(d) except as provided in this Agreement, either directly or indirectly in concert with others (including by or through any group) seek representation on the Board or the board of directors (or equivalent governing body) of any of the Company’s controlled Affiliates, seek to remove any members of the Board or expand or reduce the size of the Board or otherwise act alone or in concert with others (including by or through any group) to seek control of the Board or the board of directors (or equivalent governing body) of any of the Company’s controlled Affiliates;

(e) form, join, knowingly encourage the formation of or knowingly engage in discussions relating to the formation of, or participate in, a “group” within the meaning of Section 13(d)(3) of the Exchange Act for purposes of seeking control, or influencing the control or management of, the Company; or

(f) either directly or indirectly in concert with others (including by or through any group) publicly announce any intention, or enter into or disclose any plan or arrangement inconsistent with the foregoing (including publicly making a request that the Company or the Board waive, amend or terminate any provisions of this Section 3.1).

Section 3.2 Permitted Action. Notwithstanding the provisions of Section 3.1, nothing herein shall prohibit or restrict any activities of a Holder or the Restricted Party in connection with: (i) exercising any of its rights under this Agreement, (ii) privately communicating with Company management, the chairman of the Board or the lead independent director of the Board in its capacity as a stockholder of the Company (including by providing its views privately to Company management, the chairman of the Board or the lead independent director of the Board on any matter); provided, that such actions are not intended to and would not reasonably be expected to require public disclosure of such actions, (iii) exercising any voting, dividend or liquidation rights attached to any securities that it may own in accordance with its corporate governance policies and proxy voting guidelines, (iv) disclosing its voting intentions in accordance with normal practices, (v) making any disclosure pursuant to Section 13(d) of the Exchange Act that such Holder or such Affiliate reasonably believes, based on the advice of independent legal counsel, is required in connection with any action taken by such Holder or such Affiliate that is not inconsistent with this Agreement or (vi) complying with applicable laws. Nothing contained in Section 3.1 shall in any way restrict or prohibit any actions taken by any Stockholder Nominee acting solely in his or her capacity as a Director consistent with his or her fiduciary duties as a Director, including communicating with, participating in, or otherwise seeking to affect the outcome of, discussions and votes of the Board (or any committee thereof) with respect to any matters coming before it, or otherwise deemed to be subject to Section 3.1 with respect to such person’s activities in his or her capacity as a Director; provided, that such action does not include any public announcement or disclosure by the Stockholder Nominee.

Section 3.3 Termination. The restrictions contained in Section 3.1 shall terminate and shall cease to apply to each Holder and the Restricted Party on the Standstill Termination Date.

ARTICLE IV

CORPORATE GOVERNANCE

Section 4.1 Initial Appointment to the Board. Promptly following the Effective Time, the Company shall appoint to the Board a natural person designated in writing by the Stockholder prior to the Effective Time after consultation with the Company, provided that such natural person is a Qualifying Nominee (such person, and any other person designated for nomination by the Stockholder pursuant to this Article V, a “Stockholder Nominee”). In determining its initial Stockholder Nominee, the Stockholder shall consider the composition of the Board and the Stockholder’s internal voting policies, as well as any other factors the Stockholder determines to consider in its sole discretion. Such Stockholder Nominee shall serve an initial term that will expire no earlier than the annual meeting of the stockholders of the Company to be held in 2025.

Section 4.2 Stockholder Nominees.

(a) From and after the Closing Date until the first date on which the Stockholder, together with its Affiliates, ceases to Beneficially Own, in the aggregate, at least 5.0% of the issued and outstanding Common Stock calculated on a fully diluted basis, the Stockholder shall have the option and right (but not the obligation) to designate for nomination to the Board one Stockholder Nominee.

(b) From and after the first date on which the Stockholder, together with its Affiliates, ceases to Beneficially Own, in the aggregate, at least 5.0% of the issued and outstanding Common Stock calculated on a fully diluted basis, (i) the Stockholder shall not have the right to designate a Stockholder Nominee to the Board pursuant to this Section 4.2 and (ii) the Company shall not be obligated to nominate a Stockholder Nominee to the Board pursuant to this Section 4.2. For the avoidance of doubt, following the termination of the Stockholder’s right to designate a Stockholder Nominee to the Board pursuant to the foregoing sentence, such right of designation shall not be reinstated in the event that after such occurrence the Stockholder, together with its Affiliates, Beneficially Own, in the aggregate, at least 5.0% of the issued and outstanding Common Stock calculated on a fully diluted basis.

Section 4.3 Election of Stockholder Nominees to the Board.

(a) In the event that a Stockholder Nominee must stand for an election of the Board in connection with any annual or special meeting of stockholders of the Company at which Directors are to be elected (each annual or special meeting, an “Election Meeting”), the Company shall give written notice, no earlier than 90 days prior to the date of such Election Meeting, to the Stockholder to request that the Stockholder nominate a Stockholder Nominee, and the Stockholder shall give written notice to the Company of the Stockholder Nominee no later than 30 days after receiving such notice; provided, that if the Stockholder fails to give such notice in a timely manner, then the Stockholder shall be deemed to have nominated the incumbent Stockholder Nominee elected to the Board.

(b) In connection with any Election Meeting in which a Stockholder Nominee stands for election to the Board (or in the event that the Stockholder is permitted to designate a Replacement pursuant to Section 4.4), the Stockholder shall take all necessary action to cause the Stockholder Nominee to consent to such reference and background checks and to provide such information (including information necessary to determine any disclosure obligations of the Company) as the Board or the Nominating & Corporate Governance Committee of the Board (the “Governance Committee”) may reasonably request in connection with the Company’s disclosure obligations or in connection with the Company’s legal, regulatory or stock exchange requirements, which requests shall be of the same type as the Company requests of all other nominees to the Board.

(c) Subject to the provisions set forth in this Article IV, to the extent that a Stockholder Nominee must stand for an election of the Board in connection with an Election Meeting, subject to applicable requirements or qualifications under applicable Law or applicable stock exchange rules, the Company agrees to take all actions necessary to: (i) nominate and recommend that the holders of Capital Stock of the Company who are entitled to vote at such Election Meeting vote in favor of the election of the Stockholder Nominee (including ensuring that each Stockholder Nominee is included in the proxy statement prepared by the Company in connection with the Company’s solicitation of proxies for such Election Meeting) and (ii) support the Stockholder Nominee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Company, the Governance Committee or the Board shall be under any obligation to nominate or recommend a proposed Stockholder Nominee if the Governance Committee determines (by majority vote) in good faith, following consultation with outside legal counsel, that such proposed Stockholder Nominee is not a Qualifying Nominee.

Section 4.4 Qualification and Replacement of Stockholder Nominees.

(a) If the Governance Committee determines (by majority vote) in good faith, following consultation with outside legal counsel, that a Stockholder Nominee elected to the Board is not a Qualifying Nominee, the Stockholder shall take all necessary action to cause such Stockholder Nominee to resign promptly from the Board and any committee of the Board on which he or she then serves.

(b) If a Stockholder Nominee shall cease for any reason to serve as a Director (including by death, disability, retirement, resignation or removal of such Stockholder Nominee), the Stockholder shall have the exclusive right to designate a replacement for such Stockholder Nominee (a “Replacement”). Unless the Governance Committee determines that such Replacement is not a Qualifying Nominee, the Company shall promptly take all action within its control necessary to satisfy the requirements under this Article IV with respect to such Replacement, including by causing the appointment of such Replacement to the Board to fill any such vacancy. If any such Replacement is determined by the Governance Committee not to be a Qualifying Nominee, the Stockholder shall be entitled to continue designating a Replacement until such proposed designee is determined by the Governance Committee to qualify as a Qualifying Nominee. The Company shall not fill the vacancy on the Board during any period in which the appointment of a Stockholder Nominee is pending without the prior written consent of the Stockholder.

Section 4.5 Resignation; Removal.

(a) The Stockholder shall have right at any time and from time to time to cause the Stockholder Nominee elected to the Board to promptly tender his or her resignation from the Board and any committee of the Board on which he or she then serves.

(b) If the Stockholder no longer has the right to designate a Stockholder Nominee then serving on the Board pursuant to the terms of this Article IV, then, unless the Governance Committee and the Stockholder agree in writing that such Stockholder Nominee should remain on the Board, Stockholder shall cause the Stockholder Nominee to promptly tender their resignation from the Board and any committee of the Board on which he or she then serves and, if the Board accepts such resignation, the resulting vacancy shall be filled by the Board.

Section 4.6 Rights of the Stockholder Nominee.

(a) The Company shall notify each Stockholder Nominee, at the same time and in the same manner as such notification is delivered to the other members of the Board, of all regular meetings and special meetings of the Board and of all regular and special meetings of any committee of the Board of which such Stockholder Nominee is a member. The Company and the Board shall provide such Stockholder Nominee with copies of all notices, minutes, consents and other material that it provides to all other members of the Board and each committee of the Board concurrently as such materials are provided to the other members of the Board or such committee.

(b) Each Stockholder Nominee shall be entitled to the same directors’ and officers’ insurance coverage as the other non-employee Directors and the same indemnification from the Company as such other Directors, in each case, effective no later than the date on which such Stockholder Nominee joins the Board. If the Company enters into indemnification agreements with its Directors generally, the Company will enter into an indemnification agreement with such Stockholder Nominee in substantially the same form as the other Directors and with such changes as may be reasonably requested by the Stockholder.

(c) Except to the extent that a Holder may otherwise notify the Company, each Stockholder Nominee shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee Directors; provided, that at the election of a Stockholder Nominee, any Director compensation shall be paid to such Holder or any Affiliate thereof specified by such Stockholder Nominee rather than to such Stockholder Nominee. In addition, while serving as a Director, the Stockholder Nominee shall be entitled to reimbursement for reasonable expenses for his or her service as a Director, consistent with the Company’s policies applicable to other non-employee Directors.

ARTICLE V

OTHER COVENANTS OF THE COMPANY

Section 5.1 Committee Access. For so long as the Stockholder is entitled to nominate a Stockholder Nominee pursuant to Section 4.2, with respect to each committee of the Board on which the Stockholder Nominee does not serve as a member, such committee of the Board shall allow the Stockholder Nominee to participate as a non-voting observer of such committee; provided, however, that if the Stockholder Nominee is not an independent Director under applicable stock exchange rules and the inclusion of the Stockholder Nominee as a non-voting observer would reasonably be expected to have an adverse effect on the Company, the parties hereto will discuss in good faith the implementation of an alternative arrangement to provide the Stockholder Nominee with an opportunity to review materials furnished to such committees.

Section 5.2 Business Opportunities. Contemporaneously with the execution of this Agreement, the Board has duly approved resolutions (the “Board Resolution”) (a) renouncing any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any business opportunities that are presented to the Stockholder, any of its Affiliates or any Stockholder Nominee (the “Stockholder Entities”), other than any opportunity of which a Stockholder Nominee first becomes aware in his or her capacity as a Director and which has not been otherwise presented to the Stockholder or any of its Affiliates and (b) waiving any obligation on the part of any Stockholder Nominee to present any such business opportunity to the Company, in each case pursuant to Section 122(17) of the Delaware General Corporation Law. For the avoidance of doubt, the Stockholder and its Affiliates shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company and its subsidiaries, including business interests and activities that may be in direct competition with the Company and its subsidiaries. Neither the Company nor any of its subsidiaries shall have any rights by virtue of this Agreement in any business ventures of any Stockholder Entity or any Stockholder Nominee. For so long as this Agreement is in effect, the Company shall not, and shall not permit the Board to, rescind or retract the Board Resolution, or take any other action that would reduce or eliminate the renunciation or waivers included in the Board Resolution with respect to the Stockholder Entities or any Stockholder Nominee.

Section 5.3 No Amendment of Organizational Documents. Prior to the Termination Date, without the prior written approval of the Stockholder, the Company shall not, and shall cause each of its subsidiaries not to, amend or modify any organizational documents of the Company or any of its subsidiaries in a way that materially, adversely and disproportionately affects the rights or privileges of the Stockholder or any of its Affiliates that owns Common Stock or other equity interests in the Company in their capacity as owners of Common Stock or other equity interests in the Company or any of its subsidiaries in relation to any other owner of equity interests of the Company or any of its subsidiaries.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that, each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

If to the Company, to:

California Resources Corporation

1 World Trade Center, Suite 1500

Long Beach, California 90831

Attn: Michael L. Preston

Email: michael.preston@crc.com

With a copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067-1725

Attn: Alison S. Ressler; Bradley S. King

E-mail: resslera@sullcrom.com; kingbrad@sullcrom.com

If to the Stockholder, to:

Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, ON M5C 2W5, Canada

Attn: Senior Managing Director and General Counsel

E-mail: legalnotice@cppib.com

With a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attn: David S. Allinson; Thomas G. Brandt

E-mail: david.allinson@lw.com; thomas.brandt@lw.com

or, if to a transferee of a Holder, to the transferee at the address specified pursuant to Section 2.1(a) above. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by e-mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; and (iv) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 6.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto, including subsequent Holders to the extent permitted herein.

Section 6.3 Assignment of Rights. Unless otherwise specified in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by the Stockholder or any of its Affiliates without the prior written consent of the Company; provided, however, that any of the rights, interests or obligations of the Stockholder may be assigned to any of its Affiliates without the requirement of any such consent. Any purported assignment in breach of this Section 6.3 shall be null and void ab initio.

Section 6.4 Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 6.17, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.4, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 6.4. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.4, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.5 Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.6 Rules of Construction.

(a) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Los Angeles time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Authority includes any successor to that Authority; (iii) any applicable law refers to such applicable law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable law or other law include any successor to such section; and (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Section 6.7 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 6.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 6.7.

Section 6.8 Adjustments Upon Changes in Capitalization. In the event of any change in the Common Stock or in the number of outstanding shares of the Common Stock by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction or any other change in the corporate or capital structure of the Company as a result of which the number of issued and outstanding shares of Common Stock change or is otherwise adjusted or the Common Stock is converted into other securities of the Company, this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock (or other securities) issued to or acquired by the Stockholders and any provision of this Agreement that requires a particular minimum ownership percentage of Common Stock shall be deemed to be automatically amended to account for such event, transaction or change and shall be construed accordingly.

Section 6.9 Severability of Provisions. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger Agreement and this Agreement may be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 6.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Merger Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.11 Amendment. Unless otherwise specified in this Agreement, this Agreement may be amended only by means of a written amendment signed by each of the parties hereto or thereto affected by such amendment.

Section 6.12 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Stockholder (and its transferees or assignees) and the Company shall have any obligation hereunder and that no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of the Stockholder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Stockholder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Stockholder under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 6.13 Confidentiality of Records.

(a) Subject to Section 6.13(b), each of the parties hereto shall, and shall cause its Affiliates to, keep confidential, disclose only to its Affiliates or Permitted Parties (in the case of the Holder) or representatives (in the case of the Company) with a bona fide need to know, and use only in connection with the transactions contemplated by this Agreement all information and data obtained by them from the other party hereto or its Affiliates or its representatives relating to such other party or the transactions contemplated hereby (other than information or data that (i) is or becomes available to the public other than as a result of a breach of this Section 6.13, (ii) was available on a non-confidential basis prior to its disclosure to or by one party to another, or (iii) becomes available to one party hereto on a non-confidential basis from a source other than the other party hereto; provided, that, such source is not known by the receiving party, after reasonable inquiry, to be bound by a confidentiality agreement with either of the non-receiving parties or their representatives and is not otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation), unless disclosure of such information or data is required by applicable law, regulation or stock exchange listing standard or is requested by an Authority with competent jurisdiction over the disclosing party.

(b) Notwithstanding the foregoing, but subject to compliance with the Company’s bona fide internal policies, and excluding any trade or business secrets, a Stockholder Nominee may disclose to the Holder and the Restricted Party, the Permitted Parties and its and their relevant directors, officers and employees, in each case with a bona fide need to know, any and all information received or observed by him or her in his or her capacity as a Stockholder Nominee; provided, that such information shall not be (i) used for any purpose other than, to the extent consistent with applicable law, (A) to monitor, oversee and make decisions with respect to the Holder’s investment in the Company; (B) to comply with the Holder’s obligations under this Agreement; (C) to exercise any of the Holder’s rights under this Agreement; (D) to collaborate with the Company and (E) in order to perform the proper functions of a Person’s employment or duties (clauses (A) through (D), the “Permitted Purposes”) or (ii) disclosed to any Affiliate of CPPIB other than the Restricted Parties and the Permitted Parties. Notwithstanding anything in this Section 6.13(b) to the contrary but subject to the foregoing proviso, any competitively sensitive information (as determined in good faith by the Board and identified as such in writing to CPPIB) or local pricing data may only be disclosed to (a) Internal Permitted Parties and (b) External Permitted Parties to whom such disclosure is made for a Permitted Purpose; provided that with respect to any such disclosure: (i) the Stockholder Nominee shall be subject to his or her fiduciary duties as a Director with respect to sharing such information, which duties shall include, without limitation, a restriction on sharing information regarding (A) any prospective business opportunities presented to the Board and (B) information subject to confidentiality by the Company with third parties if the Company has identified to the Stockholder Nominee in writing that such information is confidential and the disclosure thereof by the Stockholder Nominee would cause a breach of such confidentiality obligation, (ii) such disclosure to External Permitted Parties is limited to the extent such disclosure is reasonably necessary for a Permitted Purpose and consistent with the internal policies and practices of CPPIB and its Affiliates, and (iii) no such disclosure shall be permitted to the extent it adversely affects the attorney-client privilege of the Company.

(c) Notwithstanding anything in Section 6.17 to the contrary, the provisions of this Section 6.13 shall terminate with respect to Holder and its Affiliates and representatives on the date that is 12 months following the Termination Date.

Section 6.14 Further Assurances. The Company and the Stockholder shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 6.15 Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 6.16 Action in Stockholder Capacity Only. The Stockholder has executed this Agreement solely in its capacity as the record holder or Beneficial Owner of Securities and nothing herein shall limit or affect any actions or omissions taken by, or fiduciary duties of, any Stockholder Nominee in his or her capacity as a Director to the extent permitted by applicable law.

Section 6.17 Termination. Unless otherwise specified herein, this Agreement shall terminate upon the earlier of (a) the first date on which the Stockholder, together with its Affiliates, is no longer entitled to designate a Stockholder Nominee pursuant to Section 4.2(b) and (b) the date on which the Stockholder provides written notice to the Company terminating this Agreement (such earlier date, the “Termination Date” with respect to such Holder); provided, however, that the provisions of Section 2.1, Section 3.1 and Article VI shall survive such termination in accordance with their respective terms.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Michael L. Preston
Name: Michael L. Preston
Title: Executive Vice President, Chief Strategy Officer and General Counsel

[Signature Page to Stockholder Agreement]

STOCKHOLDER: CPP INVESTMENT BOARD PRIVATE HOLDINGS (6), INC.

By:	/s/ James Jackson
Name: James Jackson
Title: Authorized Signatory

By:	/s/ David Chambers
Name: David Chambers
Title: Authorized Signatory

[Signature Page to Stockholder Agreement]